Issuer Free Writing Prospectus dated, December 10, 2024
Filed Pursuant to Rule 433 of the Securities Act of 1933, as amended
Related to Preliminary Prospectus dated December 9, 2024
Registration Statement No. 333-281857

Ruanyun Edai Technology Inc.

Investor Presentation
December 2024

Disclaimer

Ruanyun Edai Technology Inc. (the "Company", or "Ruanyun") has filed a registration statement on Form F-1 with the SEC relating to the proposed public offering of its securities in the United States, but the registration statement has not yet become effective. The proposed offering of the Company's securities to be made in the United States will be made solely on the basis of the information contained in the prospectus included in such registration statement, as amended. Any decision to purchase the Company's securities in the proposed offering should be made solely on the basis of the information contained in the prospectus.

Before you invest, you should read the preliminary prospectus in the registration statement (including the risk factors described therein) and other documents we have filed with the SEC for more complete information about our company and the proposed offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov/. The preliminary prospectus, as amended, is available on the SEC website at https://www.sec.gov/Archives/edgar/data/1873454/000173112224001961/e6198_f1a3.htm. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting AC Sunshine Securities LLC at 200 E. Robinson Street, Suite 295, Orlando, FL 32801, or via email info@acsunshine.com or the Company via email IR@ruanyun.net.

This presentation contains forward-looking statements that are based on the beliefs and assumptions of the management team of the Company and on information currently available to such management team. These forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the Company's and its subsidiaries' and affiliates' control. All statements, other than statements of historical fact, contained in this presentation, including statements regarding future events, future financial performance, business strategy and plans, and objectives of the Company for future operations, are forward-looking statements. Although the Company does not make forward-looking statements unless it believes it has a reasonable basis for doing so, the Company cannot guarantee their accuracy. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the actual results, levels of activity, performance or achievements of the Company and its industry to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on any forward-looking statement. the Company undertakes no obligation to update or revise publicly any of the forward-looking statements after the date hereof to conform the statements to actual results or changed expectations except as required by applicable law.

This presentation contains industry, statistical and market data from the Company's internal estimates and research as well as from third party publications, surveys and reports. Although the Company has not independently verified the accuracy or completeness of the data contained in these industry publications, surveys and reports, the Company believes the publications, surveys and reports are generally reliable, although such information is inherently subject to uncertainties and imprecise. In addition, the industry in which the Company operates is subject to a high degree of uncertainty and risk due to a variety of important factors. As a result, these and other factors could cause results to differ materially from those expressed in the estimates made by the Company and third parties.

This presentation uses the Company's trademarks. This presentation may also include trademarks, logos, trade names and service marks that are the property of others. Trademarks, logos, trade names and service marks referred to in this presentation may appear without the ® and ™ symbols, but those references are not intended to indicate that the Company will not assert its rights, or that the applicable owner will not assert its rights, to the fullest extent under applicable law. The trademarks, logos, trade names and service marks appearing in this presentation belong to their respective owners and do not provide or imply any endorsement, sponsorship or affiliation.

The Company currently reports financial results under U.S. GAAP. The preparation of our consolidated financial statements requires us to make estimates, assumptions and judgments that affect the reported amounts of assets, liabilities, costs and expenses. We base our estimates and assumptions on historical experience and other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Our actual results may differ from these estimates. Please refer to the prospectus where necessary for a description of our significant accounting policies.

Preliminary Offering Summary

Issuer	• Ruanyun Edai Technology Inc.
Proposed Listing / Ticker	• Nasdaq Capital Market / RYET
Offering Type	• Initial Public Offering
Proposed Shares Offered	• 3,750,000 ordinary shares
Proposed Over-Allotment Option	• 562,500 ordinary shares (15% of base offering)
Proposed Price Range	• $4.00 to $5.00 per share
Estimated Use of Proceeds	• Approximately 30% for R&D of new products and services; • approximately 25% for marketing and customer services; • approximately 25% for new content creation; • approximately 5% for cash reserves; and • approximately 15% for working capital and general corporate purposes, including, without limitation, costs to set up two additional regional offices.
Lock-up	• Directors and officers and holders of more than 5% of our outstanding shares: six months
Sole Book Running Manager	AC Sunshine Securities LLC

Data-Driven Artificial Intelligence Technology


UNITED STATES
CANADA
RUSSIA
GREENLAND

Table of Contents

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

AI-Powered Transformation


Schools
·Everyday Teaching and Learning
·Academic Proficiency Test
Students
·Personalized learning
RuanYun
Academic Exercise Question Bank
Study Data
Knowledge Point Graph
AI Algorithms

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Products and Services

	Education Management	School	Teacher	Student	Parents
Smart Homework®	Teaching Decision Management Platform	A.I. Study Room®	• Question Bank • Exam Paper Generation • Teaching Supplements • Class Performance • Intelligent Lecturing Material • Homework Assignment • Comment on Homework	Adaptive Online Practices Micro Lesson Personalized Exercise Book Test Preparation Exercise Smart Printer Smart Headphone	• Historic Study Data • Performance Evaluation • A.I. Study Strategy • Customized Learning Resources • Grade Forecast
SmartExam®	SmartExam® Platform Test Service	Testing Center Construction			
	In-School			A.I. Products	



AI Platform

Evolved from assessments to comprehensive educational solutions in China.

SmartExam®

Computer-based platform for the APT, required for high school graduation.

SmartHomework®

Personalized learning tools that enable teachers to tailor instruction.

Evolving Educational Solutions

SmartHomework® System

- Analyzes homework data for personalized instruction.
- Generates tailored exercise books (P.E. Books) based on student performance.

A.I. Study Rooms®

- Unmanned learning centers with computers and scanners.
- Over 1,000 rooms established in Jiangxi Province as of March 2024.
- Reduces teacher workload, enhancing instructional focus.


Ruanyun Edai

Question Bank

- Built with over 100 expert teachers, includes 18.31 million questions expanding at 20% annually.

SmartHomework® digitization

- Converts traditional paper books into digital formats.
- Key client: Jiangxi Xinhua, digitizing authorized educational materials.
- Current focus: AI-OCR technology automates document processing, allowing expansion into vocational and adult education.
- Future direction: diversifying our customer base and driving revenue growth through advanced digital solutions.

1 Question Extraction

2 Optical Character Recognition (OCR)

3 Adaptive Learning Engine

4 A.I. Performance Evaluation

SmartExam® Solution

- SmartExam® is a platform for the APT, covering 11 subjects for middle and high school.
- Launched in 2013, it enhances security and efficiency in computerized testing.


南昌市外国语学校智慧考试机房
Nanchang Foreign Language School Smart Examination Computer Room

Testing Services

Comprehensive support with fees ranging from RMB 3 to RMB 30 per examinee, depending on the test scale.

Exam Room Set-up

Multi-Level Security

ID verification and face recognition to prevent impersonation.

Real-Time Exam Generation

Unique exam papers for each student.

Automatic Grading

Instant assessments with personalized reports.

Testing Centers

We build and retrofit centers compliant with Ministry of Education standards, providing infrastructure for school and professional licensing tests.

Innovative tools

- Lifting Table
- Central Control Box
- Face Recognition Cameras

Overview of China's Education System

Student Population

There were 107 million in primary school, 51 million in middle school, and 27 million in high school.

SmartHomework®

Provides personalized homework and learning resources, aligning with government policies.

185 million
K-12 students across over 216,600 schools as of December, 2022

4% of GDP
Education expenditure 2019-2022

$17 billion
Projected K-12 after-school tutoring market in 2023

$7 billion
Projected smart education tool market size in 2023

Our Goal
Enhance learning outcomes, support reforms via data-driven insights

National College Entrance Exam (NCEE)

NCEE, or Gao Kao, is a critical milestone for students.

Education Reform

Focus on standardized testing pivots transformation into a more holistic evaluation system.

Market Trends

Transition to digital and personalized education tools is gaining momentum.

Source: Ministry of Education of the People's Republic of China; National Bureau of Statistics of China.

Our Overall Target Market

Market Insights

- Growing willingness among Chinese residents to invest in education

Differentiators

- Integration with the education system
- Quality and scope of resources (content, evaluation tools, online courses)
- Brand recognition
- User experience

Technology Integration

- We aim to develop advanced tech infrastructures in public schools as the education sector transitions to paperless testing.
- Annual gross billing projected to reach ~$2.9 billion by 2026. Estimates for Jiangxi Province and Nanchang are ~$125 million and ~$12.5 million.
- Significant investment in computerized examination sites.


Per Capita Expenditure on Education, Culture and Recreation for the National Population(2018-2022)
(RMB)
3,000
2,500
2,000
1,500
1,000
500
0
2,469
2,599
2,032
2,513
2,226
2022
2021
2020
2019
2018

Regulation

- The Chinese government's 13th Five Year Plan emphasizes using internet technology to enhance educational efficiency, reducing burdens on students and teachers.

Source: National Bureau of Statistics of China (as of December 2022)

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Strengths - What Sets Us Apart

Leading Technologies

Algorithms:

- Personalized studying contents recommendation
- Advanced performance evaluation
- Teacher red handwritten marks recognition
- Adaptive learning engine

11 Patents, **96 Software Copyrights, and 27 Trademarks (as of December 09, 2024)**

Question Extraction from Pictures (**patented algorithm**)

High Quality Content

Knowledge Point Graph: Personalized learning path

Knowledge Points: 15,387 as of September 30, 2024

Grades and Subjects: All

Question Bank: 18.31 million questions as of September 30, 2024

Big Data (As of September 30, 2024)

Test data: 10 billion+

Registered students: 15 million+

Schools: 16k+

Integration with Schools

We strongly believe that students should do most of their **learning in schools**, therefore we bring our technology to them there. We deliver **online academic exercise content**, build **A.I. Study Rooms** on campuses, and integrate our **SmartHomework® platform** with students' daily learning.

High Customer Loyalty

- Products and services of **high quality and value**
- Very **low customer turnover**
- **Cross-sell and upsell** our products and services

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Our Strengths – More That Makes Us Stand Out

Standardized question bank

Localized for different regions. Balanced between knowledge points. Multi-dimensional tags. Structured for online testing. Quantitative storage of association between questions.

Algorithm

Personalized studying contents recommendation. Advanced performance evaluation. AI for teacher red handwritten marks recognition.

Standardized services

Everyday teaching and learning:
Homework assignment – Finish homework – Homework correction – Scanning homework – Generate exercise book – Micro lesson.
Exam proposition – Online registration & payment – Obtain admission ticket – Practice test – Online test – Assessment report.

Standardized data collection

Data-driven & user-friendly products for both in-school and after-school use.
- AI interactive learning enabled through AI Study Room
- Personalized exercise book & MOTK Pro

Exam preparation solution

For students taking China's academic proficiency test (APT). Providing exam preparation intelligence, collect data both before and after examinations.


教育之芯
行你所行 与你同行

Our Strengths – Growth Potential


Result of Using SmartHomework on Campus by Junior High School Department of Hohhot No.1 Middle School(September 2023-January 2024)
Average Score
55.62
57.47
80.00%
70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
11.26%
23.38%
62.53%
68.51%
20.84%
19.21%

	Excellent Rates (Greater than 80)	Pass Rates (Greater than 60)	Others
Before Use	11.26%	62.53%	20.84%
After Use	23.38%	68.51%	19.21%

Source: Studies conducted by Ruanyun.

Scalable

Lifelong learning services

- Our digital publishing services refer to the process of converting traditional paper books and documents into digital formats.
- Target customers range from curriculum education to vocational and technical education, as well as graduate studies and adult education.

Replicable

From Jiangxi to Inner Mongolia

- Introducing AI technologies to classroom.
- Expanding to other regions in the country.
- Product application can be extended.

Standardization

Question Banks, Algorithms, Service Systems, Sales Channels, and Data Collection Methods.

- Uniformity enhances educational quality
- Enable cohesive learning experiences, allowing educators to tailor their methods effectively
- Prompt data-driven decisions for better student outcomes

Visionary Management Team



Yan Fu
Co-Founder, CEO and Director

- Board member since March 2021.
- 14 years of experience in information and software enterprise management.
- Formerly director of Quality Assurance at IgnitionOne; Principal Quality Assurance Analyst at Manhattan Associates.
- Master's in Management of Information Technology; Master's in Business Administration; Bachelor's in Computer Science, all from Indiana University.



Cong Zhao
Co-founder and CTO

- Expert in product design and R&D with over 20 years of experience
- Formerly Co-founder of SearchIgnite (IgnitionOne); Chief Architect at SmartVideo Inc.; Senior Architect at SimplyHealth Inc.
- Master's in Computer Science; Master's in Statistics, both from Indiana University.
- Bachelor's in Mathematics from Nankai University.



Wei Hu
CFO

- Over 10 years of financial management experience.
- CFO of Jiangxi Ruanyun Technology Co. Ltd. ("Jiangxi Ruanyun", or the "VIE") since November 2014, focusing on strategic planning and financial compliance.
- Previously similar roles with Guangdong Dikesi Information Co., Ltd.
- Bachelor's in Financial Management from Henan University of Economics and Law.



Liang Jing
CMO

- Over 10 years of financial management experience.
- CMO of Jiangxi Ruanyun since 2019, focused on government project development.
- Previously similar roles with ZTE Software Technology Co., Ltd. ; Jiangxi Beikang Information Technology Co., Ltd.
- Master's in Computer Technology from Jiangxi University of Finance and Economics.

Board of Directors

Ying Tang

Independent Director

- CPA in Georgia and Alabama
- Over 10 years in audit and taxation
- Federal/state tax manager at Intercontinental Exchange, Inc. since July 2017
- Former tax manager at Ernst & Young LLP. Managed income tax audits for Fortune 500 company
- Master's in Accounting from University of Alabama
- Bachelor's degree in Biological Engineering from Wuhan Institute of Technology
- Board member since November 2022

Liang Zou

Independent Director

- Nearly 20 years of experience in market development
- Previously responsible for marketing at China Mobile Jiangxi
- Founding team member of Beijing Youbao Online Technology Co., Ltd
- Master's degree in Corporate Management from Université de Poitiers
- Board member since November 2022

Wei Wang

Independent Director

- Nearly 20 years of experience in banking, credit, and investment
- Currently focuses on asset management, investment management and other related consulting work
- Previously at China Construction Bank in credit and risk management
- Bachelor's degree in Investment Finance from Jiangxi University of Finance and Economics
- Board member since October 2021

Zejiong Zou

Director

- 8+ years of securities investment experience and 10+ years of corporate management experience
- Previously general manager of Shanghai Industrial Intellectual Property Operation and Investment Management Co., Ltd.
- Previously director of the Investment Banking Department at CITIC Securities Jiangxi Branch
- Bachelor's degree in foreign trade English from Central South University
- MBA degree from Jiangxi University of Finance and Economics

Our Strategies – We Also Plan To


In-School
Daily Study
Academic Proficiency Test
SmartExam®
Testing Center Construction
SmartExam® Platform
Assessment
Smart Homework®
Teaching Decision Management Platform
Intelligent Homework Collection Equipment
Chip of Education
Question Bank
A.I. Algorithms
Study Data
Knowledge Map
A.I. Products
A.I. Application
A.I. Services
A.I. Hardware
Online Practice
Micro Lesson
Exam Preparation
Test Preparation Exercise Book
Personalized Homework Book
Smart Printer
Smart Headphone

For 2C Market

Adopt a "top-down" sales strategy, forming alliances with major publishers and companies.

For 2G Market

Engaging local and provincial education authorities to promote our technology and tools.

Top-Down School Integration

Collaborate with local education authorities to integrate our technology into schools.

Promote Personalized Exercise Books

Partner with companies like China Mobile to offer affordable homework publishing services.

Accelerate SmartExam® Expansion

Align with national initiatives to facilitate transition to computer-based examinations.

Strengthen Exercise Bank Quality

Continuously update our exercise bank to reflect new teaching trends.

Our Strategies - How We Approach the Future



We aim to become a leading technological solution provider for China's education reform and the AI learning industry.

Expand 2C Marketing Channels

Expansion of external markets from Jiangxi Province.

Deepen partnerships with players like Tencent and traditional publishers.

Increase Premium Subscriptions

- Over 15 million registered users, we expect to convert more to premium subscribers.
- Academic Performance Assessment
- Career Planning Assessment

Enhance Learning Platform Services

- Introduced pre-recorded video lectures.
- Encouraging upgrades to our platforms.

Offer Ancillary Products

- Provide home learning equipment to subscribers.
- Offer convenient printing services for a fee.

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.

Selected Financials (Audited)

Total Revenues


USD in Million
+0.2%
$9.2
$9.1
FY2023
FY2024

Gross Profit


USD in Million
$3.2
-9.4%
$2.9
FY2023
FY2024

Net Loss


USD in Million
FY2023
FY2024
-$1.2
-$2.1

Breakdown of Revenues by Revenue Stream


Fiscal Year Ended 03/23
17.6%
82.4%
Fiscal Year Ended 03/24
6.3%
93.7%
SmartExam® Solution
SmartHomework® Solution

** Fiscal years ended March 31, 2023 and 2024.*

See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss.



THANK YOU

Ruanyun Edai
Technology Inc.

IR@ruanyun.net
+86 (791) 8811 2229
www.ruanyuntech.com

AC SUNSHINE SECURITIES LLC

info@acsunshine.com
+1 689 689 9686
https://www.acsunshine.com/

WFS Investor Relations

Investor Relations

services@wealthfsllc.com
+86 138 117 68599
+1 628 283 9214